UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2017

BLACK CACTUS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Florida	333-188785	46-2500923
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8275 S. Eastern Avenue, Suite 200 Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

(702) 724-2643

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2017, Black Cactus Global, Inc. f/k/a Envoy Group Corp. (the “Company”) entered into an agreement with Bellridge Capital, L.P. (“Bellridge”), an unrelated third party.  Bellridge is loaning the Company a minimum of $500,000.00 to a maximum of $1,500,000.00.  The first tranche of $500,000.00 will be paid at Closing.  In connection with the loan, the Company is issuing Bellridge its Senior Secured Convertible Promissory Note for $500,000.00 which has a maturity date of one year and is due on November 27, 2018.  The interest rate is five percent (5%) per annum.  The Note may be converted at the lesser of $.10 per share or seventy percent (70%) of the lowest traded price of the Company’s common stock for twenty consecutive days immediately prior to the conversion date. The Note may be prepaid in accordance with the terms set forth in the Note. The Note also contains certain representations, warranties, covenants and events of default including, among other things, if the Company is delinquent in its periodic report filings with the Securities and Exchange Commission (the “SEC”). If an event of default occurs, the amount of the principal and interest rate due under the Debenture increases and, at the option of the Bellridge and in its sole discretion, it can deem the Note immediately due and payable.

Bellridge will not affect any conversion which will result in its holding more than 4.99% of our common stock. The Note provides for certain penalties for failure to timely deliver stock and contains other protective provisions for Bellridge.  $500,000 principal amount of the Note has been funded, the next tranche of $500,000 will be due in 5 days after the Company receives its first comments concerning the registration statement to be filed and the final tranche of $500,000 will be funded upon the effectiveness of the registration statement that we will file covering the shares of our common stock issuable upon conversion of the notes.

The Company and Bellridge also entered into to a Securities Purchase Agreement dated November 27, 2017 (the “SPA”). Pursuant to the SPA, the Company is required to issue 2,793,296 shares of its common stock to Bellridge in connection with the Loan.  The Company is also issuing a warrant to Bellridge to purchase 7,894,737 additional shares of the Company’s common stock for a period of four years commencing on May 27, 2018 at an exercise price equal to the lesser $.10 per share or seventy percent (70%) of the lowest traded price of the Company’s common stock during the prior twenty consecutive trading days.

In connection with the Note and SPA, the Company also entered into a Registration Rights Agreement obligating the Company to register the shares issuable upon conversion of the Note with the Securities and Exchange Commission.  The Company also issued security agreements whereby it granted Bellridge a security interest in its assets and intellectual property.  The obligations of the Company to repay the Note is guaranteed by the Company’s subsidiaries.

The foregoing descriptions of the terms of the Note, the Warrant, the Security Agreement, the Intellectual Property Security Agreement, the Subsidiary Guarantee Agreement, the SPA and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the complete text of the documents attached as Exhibits 4.1 through 4.5 and Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The issuance of the securities described in Item 1.01 was completed in accordance with the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the securities made several representations of sophistication, experience, and ability to bear the risks of the investment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

4.1	Senior Secured Promissory Note

4.2	Common Stock Purchase Warrant

4.3	Security Agreement

4.4	Intellectual Property Security Agreement

4.5	Subsidiary Guarantee Agreement

10.1	Securities Purchase Agreement

10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK CACTUS GLOBAL, INC.

Date: December 15, 2017	By:	/s/ Harpreet Sangha
	Name:	Harpreet Sangha
	Title:	Chairman of the Board